Exhibit 99.1

Creatd, Inc. And Plant Camp, LLC Announce the Launch of Their First Product, a Healthy Take on Mac and Cheese for Kids

Creatd’s corporate venture division soft-launches Plant Camp’s online storefront, and makes its flagship product available for pre-order.

Fort Lee, N.J. and Austin, T.X., December 16, 2020 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), the parent company of Vocal, today announced its first collaboration in partnership with Plant Camp, a consumer packaged goods company, and the launch of their first product, a healthy take on mac and cheese for kids. Plant Camp is the inaugural partner of the Company’s corporate venture division, Creatd Partners, spearheaded by Creatd’s President and founder, Justin Maury, and Chief Operating Officer, Laurie Weisberg.

Plant Camp’s central mission is to create healthy upgrades to classic kid-friendly foods. Its founders, Angela Hein and Heidi Brown, are longtime friends and fellow parents who found themselves facing a challenge common to parents everywhere: “How do I provide a healthy alternative to classic foods that kids love?”

Hein and Brown discovered an opportunity in an unaddressed segment of the U.S. mac and cheese market, a market that totals approximately $1.2 billion in annual revenues. While dominated by large entities like the Kraft Heinz Company and General Mills’ Annie’s brand, the space offered little direct focus on healthy calories for kids.

Angela Hein brings to Plant Camp extensive experience in launching consumer packaged goods, having brought several brands to market at food retailers such as Whole Foods and Walmart. Co-founder Dr. Heidi Brown brings in-depth knowledge of science, nutrition, and culinary arts. Together, they decided to create a unique solution, and Plant Camp was born.

Plant Camp’s first product is a fresh and healthy take on mac and cheese, combining organic, plant-packed ingredients with a classic mac and cheese taste. Additional products designed to provide healthy alternatives to other kid-friendly favorites are currently in development, as are plans to expand distribution beyond direct-to-consumer e-commerce, to eventual placement at big box retailers.

The collaboration between Creatd and Plant Camp was first initiated in late second quarter 2020. Creatd’s management team soon recognized that the founders’ extensive experience in launching and marketing direct-to-consumer products could be significantly amplified by leveraging Creatd’s resources, and that a collaborative venture would be value-added for both Plant Camp and Creatd.

Commenting on Plant Camp’s partnership with Creatd, Hein said, “Having developed and launched numerous consumer products over the years, I have had unique visibility into the necessity of disruptive marketing. Entrepreneurs like Heidi and myself can significantly cut down on cost and time to market with a partner like Creatd. Creatd’s Vocal for Brands studio has a proven track record working with established brands and direct-to-consumer goods.”

In the months leading up to today’s launch, Creatd provided nominal seed capital to support Plant Camp in key initial development stages. Creatd’s design team has helped construct Plant Camp’s e-commerce infrastructure, and Creatd’s business intelligence team has harnessed the power of the Vocal community to generate a profile of Plant Camp’s target audience. In exchange for the seed and equity capital and providing strategic and operational resources, Creatd received a 30% ownership interest in Plant Camp.

Added Justin Maury, Creatd’s President and the driving force behind the Vocal platform, “We have long envisioned DTC (direct-to-consumer) brands as an ideal beneficiary to leverage the power of our proprietary technology. Having created successful campaigns with DTC brands such as Cleancult, Lull, and Kettle & Fire, we were able to accelerate Plant Camp’s go-to-market timeline, such that consumers can now place pre-orders through their e-commerce store at https://plantcamp.com.”

Creatd Partners invests time, energy, and critical early-stage funding into brands that are aligned with the Company’s mission to help creators and brands grow through technology and partnership. It determines what its partners need to achieve success and supports them with marketing, digital strategy, and operational expertise. The Company’s management team continues to vet and qualify early-stage companies, particularly direct-to-consumer brands such as Plant Camp that, subject to rigorous due diligence, can provide a win-win opportunity for all of Creatd’s stakeholders.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship technology, Vocal, is a best-in-class creator platform. For more information:

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;

Investor Relations Contact: ir@creatd.com

About Plant Camp

Plant Camp, LLC is an Austin, Texas-based consumer packaged goods (CPG) company. For more information:

Plant Camp: https://plantcamp.com;

Contact:info@plantcamp.com

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